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                                                                  Exhibit (d)(7)


                                                                  Execution Copy

                          INVESTMENT ADVISORY AGREEMENT

         AGREEMENT made as of this day of this 19th day of February, 2008, between WisdomTree Asset Management, Inc. (the "Adviser") and WisdomTree India Investment Portfolio, Inc. (the "Portfolio"), a private company limited by shares incorporated in the Republic of Mauritius.

         WHEREAS, the Adviser is principally engaged in the business of rendering investment management services and is registered as an investment adviser under the U.S. Investment Advisers Act of 1940, as amended (the "Advisers Act"); and

         WHEREAS, the Portfolio is engaged in the business of investing and reinvesting its assets in securities listed and traded in India; and

         WHEREAS, the Board of Directors of the Portfolio desires to appoint the Adviser to serve as the investment adviser to the Portfolio;

         NOW THEREFORE, the parties hereto hereby agree as follows:

1.       Appointment of the Adviser

         The Portfolio hereby appoints the Adviser to act as investment adviser for the period and on terms set forth herein. The Adviser accepts such appointment and agrees to render such services as described herein. The Adviser shall be deemed to be an independent contractor and shall, unless otherwise expressly provided for or authorized, in this Agreement or another writing by the Portfolio and the Adviser, have no authority to act for or represent the Portfolio in any way or otherwise be deemed an agent of the Portfolio.

2.       Duties of the Adviser

(a) The Portfolio acknowledges and agrees that it is contemplated that the Adviser will manage the investment operations and composition of the Portfolio and render investment advice for the Fund. The Adviser may, at its own expense, select and contract with one or more investment sub-advisers to manage the investment operations and composition of the Portfolio. The services provided by the Adviser or any such sub-adviser shall include: (i) furnishing continuously an investment program for the Portfolio; (ii) managing the investment and reinvestment of Portfolio assets; (iii) determining which investments shall be purchased, held, sold or exchanged for the Portfolio and what portion, if any, of the assets of the Portfolio shall be held uninvested; (iv) providing the Portfolio with records concerning the activities that the Portfolio is required to maintain; and (v) rendering reports to the Portfolio's officers and Board of Directors of the Portfolio concerning the Adviser's discharge of the foregoing responsibilities. The Adviser may enter into arrangements with its parent or other persons affiliated or unaffiliated with the Adviser for the provision of certain personnel and facilities to the Adviser to enable the Adviser to fulfill its duties and obligations under this Agreement.


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(b) The Adviser shall discharge the foregoing responsibilities subject to the supervision and control of the Board of Directors of the Portfolio and in compliance with such policies as the Directors may from time to time establish and applicable laws and regulations.

3.       Advisory Fees

         The Portfolio shall not be required to pay an advisory fee to the Adviser for the services to be provided by the Adviser hereunder so long as the parent company of the Portfolio pays an advisory fee to the Adviser for managing its assets.

4.       Regulation

         The Adviser shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws and regulations. The Adviser consents to receive service of process in the Republic of Mauritius.

5.       Provision of Certain Information by the Adviser

         The Adviser will promptly notify the Portfolio in writing of the occurrence of any of the following events:

(a) the Adviser fails to be registered as an investment adviser under the Advisers Act or under the laws of any jurisdiction in which the Adviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement;

(b) the Adviser is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Portfolio; and

(c) the chief executive officer or parent company of the Adviser changes.

6.       Limitation of Liability of the Adviser

         Neither the Adviser nor its officers, directors, employees, agents, affiliated persons or controlling persons or assigns shall be liable for any error of judgment or mistake of law or for any loss suffered by the Portfolio or its shareholders in connection with the matters to which this Agreement relates; provided that no provision of this Agreement shall be deemed to protect the Adviser against any liability to the Portfolio or its shareholders resulting from any willful misfeasance, bad faith or gross negligence in the performance of its duties or obligations hereunder, the reckless disregard of its duties or obligations hereunder, or breach of its fiduciary duty to the Portfolio or its shareholders.


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7.       Force Majeure

         Notwithstanding any other provision of this Agreement, the Adviser shall not be liable for any loss suffered by the Portfolio or its shareholders caused directly or indirectly by circumstances beyond the Adviser's reasonable control including, without limitation, government restrictions, exchange or market rulings, suspensions of trading, acts of civil or military authority, national emergencies, labor difficulties, fires, earthquakes, floods or other catastrophes, acts of God, wars, riots or failures of communication or power supply. In the event of equipment breakdowns beyond its reasonable control, the Adviser shall take reasonable steps to minimize service interruptions, but shall have no liability with respect thereto.

8.       Duration, Termination and Amendment

(a) Duration. This Agreement shall become effective on the date hereof. Unless terminated in accordance with this Section 8, the Agreement shall remain in full force and effect for two years from the date hereof. Subsequent to such initial period of effectiveness, this Agreement shall continue in full force and effect for periods of one year thereafter so long as such continuance is specifically approved at least annually by either the Board of Directors of the Portfolio or by vote of a majority of the outstanding voting securities of the Portfolio.

(b) Amendment. Any amendment to this Agreement that is material shall become effective only upon approval of the Adviser and the Board of Directors of the Portfolio.

11.      Services Not Exclusive

         The services of the Adviser to the Portfolio hereunder are not to be deemed exclusive, and the Adviser shall be free to render similar services to others (including other investment companies and to engage in other activities) so long as its services hereunder are not impaired thereby.

12.      Miscellaneous

(a) Notice. All notices and other communications given or made pursuant hereto shall be in writing and shall be delivered personally or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier or facsimile. Any such notice shall be deemed given when so delivered personally, or, if mailed, five (5) days after the date of deposit in the United States or, if sent by overnight courier, on the next business day following deposit with such courier or, if sent via facsimile transmission, on the day of transmission provided telephonic confirmation of receipt is obtained promptly after transmission and a confirming copy is sent via mail to the parties at the following addresses:

                  If to Portfolio: WisdomTree India Investment Portfolio, Inc.
                                    c/o Multiconsult Ltd.
                                    10, Frere Felix de Valois Street
                                    Port Louis, Mauritius
                                    Fax: (230)2125265


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                  If to Adviser:  Legal Department
                                 WisdomTree Asset Management,  Inc.
                                 380 Madison Avenue, 21st Floor
                                 New York, NY 10017
                                 U.S.A.
                                 Fax: (212)801-2081

(b) Severability. Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein.

(c) Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware in the United States (without giving effect to its conflict of law principles).

(d) Execution By Counterpart. This Agreement may be executed in any number of counterparts, all of which together shall constitute one agreement.

(e) Survival After Termination. The rights and obligations set forth in Sections 6 and 12 shall survive the termination of this Agreement.

(g) Entire Agreement. This Agreement contains the entire understanding and agreement of the parties.

         IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed as of the date first set forth above.


                                 WISDOMTREE INDIA INVESTMENT PORTFOLIO, INC.


                                 By:   /s/ Jonathan Steinberg
                                       ------------------------------
                                 Name: Jonathan Steinberg
                                 Title: Director


                                 WISDOMTREE ASSET MANAGEMENT, INC.


                                 By:   /s/ Bruce Lavine
                                       ------------------------------
                                 Name: Bruce Lavine
                                 Title: President


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